UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of the earliest event reported) May 5, 2008

Assisted Living Concepts, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-13498	93-1148702
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
W140 N8981 Lilly Road, Menomonee Falls, WI 53051
(Address of Principal Executive Offices) (Zip Code)
262-257-8888
(Registrant’s Telephone Number, Including Area Code)
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Director Option/SAR Grants
On May 5, 2008, the board of directors of Assisted Living Concepts, Inc. (the “Company”) granted awards of tandem non-qualified stock options and stock appreciation rights (“Options/SARs”) to the Company’s non-management directors (Alan Bell, Jesse Brotz, Derek H.L. Buntain, David J. Hennigar, Malen S. Ng, Mel Rhinelander, Charles H. Roadman II, MD, and Michael J. Spector) pursuant to the 2006 Omnibus Incentive Compensation Plan (the “2006 Omnibus Plan”). Each non-management director was granted 20,000 Options/SARs. The aggregate number of Options/SARs granted was 160,000.
The Options/SARs become exercisable in one-third increments on the first, second and third anniversaries of the grant date. Once exercisable, awards may be exercised either by purchasing shares of the Company’s Class A common stock at the exercise price or exercising the stock appreciation right. The Committee has sole discretion to determine whether stock appreciation rights are settled in shares of Class A common stock, cash or a combination of shares of Class A common stock and cash. The Options/SARs have an exercise price of $6.42 per share, the closing price of the Company’s Class A common stock on the New York Stock Exchange on May 7, 2008, the second business day following the Company’s public release of quarterly financial results, and expire five years from the date of grant.
This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the 2006 Omnibus Plan and the form of Tandem Stock Option/Stock Appreciation Rights Award Agreement, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.
Executive Retirement Plan
On May 5, 2008, the board of directors of the Company approved amendments to the Company’s Executive Retirement Plan to conform the Executive Retirement Plan to the requirements of Internal Revenue Code Section 409A. Under the Executive Retirement Plan, the Company makes a book entry to an account each month equal to 10% of the participant’s base monthly salary. Participants are not allowed to make contributions to the Executive Retirement Plan. A participant’s account is credited with deemed earnings as if it were invested in investment funds designated by the participant from a list of funds determined by the plan administrator. Participants’ interests in the accounts vest according to the number of years of employment with the Company as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. A participant’s interest in an account also vests upon the death or disability of the participant. During employment amounts are payable from an executive’s account only in the case of financial hardship due to unforeseen emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death or disability are not started until at least six months after separation. Each of the Company’s executive officers participates in the Executive Retirement Plan. As of May 5, 2008, the executive officers were vested in their accounts as follows: Ms. Bebo, 100%; Mr. Buono, 0%; Mr. Fonstad, 0%; and Mr. Levonowich, 100%.
This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Executive Retirement Plan, as amended, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Deferred Compensation Plan
On May 5, 2008, the board of directors of the Company approved amendments to the Company’s Deferred Compensation Plan to conform the Deferred Compensation Plan to the requirements of Internal Revenue Code Section 409A. Under the Deferred Compensation Plan, designated key employees, including each of the Company’s executive officers, may elect annually to defer up to 10% of their base salaries. Compensation deferred is retained by the Company and credited to participants’ deferral accounts. The Company credits certain participants’ (including each of the executive officers’) accounts with matching contributions equal to 50% of participants’ elective deferrals. Participants are fully vested in their deferral accounts as to amounts they elect to defer. Participants’ interests in amounts the Company credits to their accounts as matching contributions vest according to the number of years of employment with the Company as follows: 20% after two years; 40% after three years; 70% after four years; and 100% after five years. The deferral and matching accounts are credited with interest at the prime rate. During employment amounts are payable from an executive’s account only in the case of financial hardship due to unforeseen emergency. Following a participant’s separation from the Company for any reason, the participant’s vested interest in the account is paid to the participant (or the participant’s beneficiary in the event of the participant’s death) either in a lump sum or in five, ten or twenty annual installments, as elected by the participant. Payments for reasons other than death or disability are not started until at least six months after separation.
This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the text of the Deferred Compensation Plan, as amended, which is filed as Exhibit 10.4 to this Current Report on Form 8-K and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits
10.1	2006 Omnibus Incentive Compensation Plan (incorporated by reference to Exhibit 10.4 to Current Report of Assisted Living Concepts, Inc. on Form 8-K dated November 10, 2006, File No. 001-13498)

10.2	Form of Director Tandem Stock Option/Stock Appreciation Rights Award Agreement

10.3	Executive Retirement Program, as amended May 5, 2008

10.4	Deferred Compensation Plan, as amended May 5, 2008

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.
Date: May 9, 2008

ASSISTED LIVING CONCEPTS, INC.
By:	/s/ John Buono
John Buono, Senior Vice President,
Chief Financial Officer & Treasurer